Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
February 23, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Nevro Corp.

1800 Bridge Parkway

Redwood City, CA 94065

Re:  Registration Statement on Form S-8; 1,401,066 shares of Common Stock of Nevro Corp., par value $0.001 per share

To the addressee set forth above:

We have acted as special counsel to Nevro Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 1,401,066 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), consisting of 1,401,066 shares of Common Stock (the “2014 Plan Shares”) issuable under the Company’s 2014 Equity Incentive Award Plan (the “2014 Plan”).  The 2014 Plan Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2022 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issuance of the 2014 Plan Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the 2014 Plan Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company for legal consideration not less than par value in the circumstances

February 23, 2022 Page 2

contemplated by the 2014 Plan, assuming in each case that the individual issuances, grants or awards under the 2014 Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2014 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the 2014 Plan Shares will have been duly authorized by all necessary corporate action of the Company, and the 2014 Plan Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP